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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )



                           National Processing, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                 637229105
                   -----------------------------------------
                                (CUSIP Number)



Check the following if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person:

(1) has a previous statement on file
reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (Continued on the following page(s)

                                  Page 1 of 5


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                                  SCHEDULE 13G

CUSIP No. 637229-10-5
          -----------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           National City Corporation
                                   34-1111088
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]
                               Not applicable
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                               State of Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    43,100,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     not applicable
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   43,100,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               not applicable
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        43,100,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                        Not applicable
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        85.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                        HC
          ---------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!




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ITEM 1(a).        NAME OF ISSUER:

                  National Processing, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S EXECUTIVE OFFICES:

                  One Oxmoor Place
                  101 Bullitt Lane, Suite 450
                  Louisville, Kentucky 40222

ITEM 2(a).        NAME OF PERSON FILING:

                  National City Corporation

ITEM 2(b).        RESIDENCE:

                  1900 East Ninth Street
                  Cleveland, OH 44114-3484

ITEM 2(c).        CITIZENSHIP:

                  State of Delaware

ITEM 2(d).        TITLE OF CLASS SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  637229    10    5


ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT
                  TO RULES 13d-1(b), OR 13d - 2(b), INDICATE
                  TYPE OF PERSON FILING:


                  Person filing is a Parent HoldinG Company, in accordance with 240-13d - 1(b)(ii)(c)


                                  Page 3 of 5


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ITEM 4.           OWNERSHIP:

                  (a)      AMOUNT OF BENEFICIALLY OWNED:            43,100,000

                  (b)      PERCENT OF CLASS:                              85.2%

                  (c)      NO. OF SHARES AS TO WHICH SUCH
                           PERSON HAS:

                       (I)   Sole power to vote or to direct
                             the vote                               43,100,000

                       (ii)  Shared power to vote or to direct
                             the vote                            Not applicable

                       (iii) Sole power to dispose or to direct
                             the disposition of                     43,100,000

                       (iv)  Shared power to dispose or to direct
                             the disposition of                  Not applicable

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:


                  Not Applicable


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable


                                  Page 4 of 5


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ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                  SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       /s/ THOMAS RICHLOVSKY
                                       --------------------------------------
                                           Thomas Richlovsky
                                           Senior Vice President & Treasurer


                                       Date:    February 14, 1997
                                            ---------------------------------


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